Exhibit 5.2

15 May 2018	Jo Dodd Partner T + 61 2 9296 2154

To	Westpac Banking Corporation Level 20 275 Kent Street SYDNEY NSW 2000

Ladies and Gentlemen

Westpac Banking Corporation (“Bank”)

US$500,000,000 3.050% Notes due 15 May 2020, US$1,000,000,000 3.650% Notes due 15 May 2023, US$750,000,000 Floating Rate Notes due 15 May 2020 and US$750,000,000 Floating Rate Notes due 15 May 2023 (together, the “Notes”) offered on 8 May 2018 and issued on 15 May 2018 pursuant to a Senior Indenture dated as of 1 July 1999 between the Bank and The Bank of New York Mellon as successor to The Chase Manhattan Bank (“Trustee”) as supplemented and amended by the First Supplemental Indenture dated 27 August 2009 between the Bank and the Trustee and the Fifth Supplemental Indenture dated 14 August 2012 between the Bank and the Trustee and the Seventeenth Supplemental Indenture dated 9 November 2016 between the Bank and the Trustee (the Senior Indenture as so supplemented and amended, the “Base Senior Indenture”), and as further supplemented by the Twenty-Fourth Supplemental Indenture dated 15 May 2018 between the Bank and the Trustee (“Supplemental Senior Indenture”, and, together with the Base Senior Indenture, the “Senior Indenture”)

We refer to the filing with the Securities and Exchange Commission (“SEC”) under the United States Securities Act 1933, as amended (“Securities Act”), of the following documents in respect of which we have acted as your legal advisers in New South Wales (“NSW”) and the Commonwealth of Australia (“Australia”) (together the “Relevant Jurisdictions”):

•                                           the Registration Statement of the Bank on Form F-3 (File No. 333-207931) dated 10 November 2015 as amended by Post-Effective Amendment No. 1 filed with the SEC on 9 November 2016 (“Registration Statement”);

•                                           the Prospectus dated 9 November 2016 (“Base Prospectus”); and

•                                           the Prospectus Supplement dated 8 May 2018 in connection with the issue of the Notes (“Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

This opinion relates only to the laws of the Relevant Jurisdictions, as interpreted by courts of the Relevant Jurisdictions, at 9.00am (Sydney time) on the date of this opinion. This opinion is given on the basis that it will be construed in accordance with the laws of NSW. Anyone relying on this opinion agrees that this opinion and all matters (including, without limitation, any liability) arising in any way from it are to be governed by the laws of NSW and will be subject to the non-exclusive jurisdiction of NSW.  We express no opinion about the laws of another jurisdiction or (except as expressly provided in paragraph 4) factual matters.

1                                          Documents

We have examined copies (certified or otherwise identified to our satisfaction) of the following documents:

(a)                                  the Registration Statement and the Prospectus and the following documents which are incorporated by reference into the Prospectus:

(i)                                      the annual report on Form 20-F for the year ended 30 September 2017;

(ii)                                   the information contained in Exhibit 1 (2017 Pillar 3 Report) to the Bank’s report on Form 6-K dated 8 November 2017;

(iii)                                the information contained in the Bank’s report on Form 6-K, excluding Exhibit 1, dated 13 November 2017;

(iv)                               the information contained in the Bank’s report on Form 6-K (Government announces a Royal Commission into the banking and finance sector), excluding Exhibit 1, dated 30 November 2017;

(v)                                  the information contained in the Bank’s report on Form 6-K, dated 11 December 2017;

(vi)                               the information contained in the Bank’s report on Form 6-K, dated 25 January 2018;

(vii)                            the information contained in Exhibit 1 to the Bank’s report on Form 6-K dated 5 February 2018;

(viii)                         the information contained in the Bank’s report on Form 6-K, excluding Exhibit 1 dated 7 February 2018;

(ix)                               the information contained in Exhibit 1 (2018 U.S. Interim Financial Results Announcement) to the Bank’s report on Form 6-K dated 8 May 2018 (excluding the “Auditor’s Independence Declaration” on page 84 and the “Independent auditor’s review report to the members of Westpac Banking Corporation” on page 123 of such Exhibit); and

(x)                                  the information contained in Exhibit 1 (March 2018 Pillar 3 Report) to the Bank’s report on Form 6-K dated 8 May 2018;

(b)                                  the Senior Indenture;

(c)                                   the certificate of registration and the constitution of the Bank; and

(d)                                  the resolutions of the board of directors of the Bank and the approvals of officers of the Bank pursuant to those resolutions authorising the filing of the Registration Statement and the Prospectus, the execution and delivery of the Senior Indenture and the issue of the Notes.

In this opinion “laws” means the common law, principles of equity and laws constituted or evidenced by documents available to the public generally.

2                                          Assumptions

We have assumed:

(a)                                  the authenticity of all dates, signatures, seals, duty stamps and markings;

(b)                                  the completeness, and conformity to originals, of all documents submitted to us;

(c)                                   that:

(i)                                      all authorisations specified above remain in full force and effect; and

(ii)                                 all authorisations required for the Trustee to enter into the Senior Indenture have been obtained and remain in full force and effect;

(d)                                  that:

(i)                                   any future amendment to the Senior Indenture does not in any way affect the matters opined upon in this opinion;

(ii)                                there has been no breach or repudiation of, or waiver of any rights or obligations under the Senior Indenture; and

(iii)                             the Bank and the Trustee remain ready, willing and able to perform their respective obligations under the Senior Indenture;

(e)                                   that the Senior Indenture and the Notes have been executed and delivered and, in the case of the Notes, authenticated by duly authorised signatories and delivered outside Australia in the form which we have examined and that all formalities required under the laws of the place of execution of the Senior Indenture have been complied with by the Bank and the Trustee;

(f)                                    that the Senior Indenture and the Notes are valid and binding obligations of the Bank and the Trustee under all relevant laws (including the laws of the Relevant Jurisdictions except insofar as they affect the obligations of the Bank);

(g)                                   that all the provisions in the Senior Indenture have been, and will be, strictly complied with by the Bank and the Trustee;

(h)                                  that the Notes have been, and will be, offered and sold in compliance with all relevant laws and in the manner contemplated by the Registration Statement, the Prospectus and the Senior Indenture;

(i)                                      that:

(i)                                    the resolutions of the boards of directors referred to in paragraph 1(d) were properly passed (including that any meeting convened was properly convened);

(ii)                                 all directors who participated and voted were entitled so to do;

(iii)                              the directors and officers of the Bank granting the approvals referred to in paragraph 1(d) have properly performed their duties; and

(iv)                             all provisions relating to the declaration of directors’ interests or the power of interested directors to vote were duly observed,

but there is nothing in the searches referred to in paragraph 3 or on the face of the extract of the authorisations referred to in paragraph 1(d) that would lead us to believe otherwise;

(j)                                     that, if an obligation is to be performed in a jurisdiction outside Australia, its performance will not be contrary to an official directive, impossible or illegal under the law of that jurisdiction;

(k)                                  that neither the Australian Commissioner of Taxation nor any other governmental authority having the power to do so has given nor will give a statutory notice or direction requiring the Bank (or any person on its behalf) to deduct from sums payable by it to a person under the Senior Indenture or the Notes any taxes or other charges payable by the payee.  It is unlikely that such a notice or direction would be given unless the amount of tax or other charges was in dispute or the payee had failed to pay tax or other charges payable by it;

(l)                                      that immediately following:

(i)                                      execution of the Senior Indenture, the Bank was solvent; and

(ii)                                   issue of the Notes, the Bank will be solvent;

(m)                              that the Trustee is not a related party of the Bank for the purposes of the Corporations Act 2001 of Australia (“Corporations Act”); and

(n)                                  that no person has been, or will be, engaged in conduct that is unconscionable, dishonest or misleading or deceptive or likely to mislead or deceive (whether by act or omission) that might make any part of this opinion incorrect and no person has engaged or will engage in any other conduct, and there are no facts or circumstances not evident from the face of the documents listed in paragraph 1 that might make any part of this opinion incorrect.

We have not taken any steps to verify these assumptions and assume that you do not know or suspect that any of these assumptions is incorrect.

3                                          Searches

We have examined:

(a)                                  an extract of company information for the Bank obtained from Australian Securities and Investments Commission (“ASIC”) in Sydney; and

(b)                                  the list of Authorised Deposit-taking Institutions available from the website of the Australian Prudential Regulation Authority (“APRA”),

in each case as at, respectively, approximately 9.00 am local time on 15 May 2018.

These records are not necessarily complete or up to date.  We have not examined documents filed by the Bank with ASIC or APRA nor have we made any other searches.

4                                          Opinion

On the foregoing basis and subject to the qualifications set out below, we are of the opinion that:

(a)                                  the Bank is incorporated and validly existing under the laws of Australia, is capable of suing and being sued in its corporate name and is authorised to carry on banking business under the Banking Act 1959 of Australia (“Banking Act”);

(b)                                  the Bank has the corporate power and authority to:

(i)                                   enter into the Senior Indenture and observe its obligations under it; and

(ii)                                   issue the Notes and observe its obligations under them;

(c)                                   the Bank has taken all corporate action required on its part to authorise the execution, delivery and observance of its obligations under the Senior Indenture and the Senior Indenture has been duly executed and delivered by the Bank; and

(d)                                  insofar as the laws of the Relevant Jurisdictions are applicable, the Senior Indenture and the Notes are legal, valid, binding and (subject to the terms of the Senior Indenture) enforceable obligations of the Bank.

The expression “enforceable” means that the relevant obligations are of a type that the courts in the Relevant Jurisdictions enforce and does not mean that the obligations will necessarily be enforced in all circumstances in accordance with their terms.

5                                          Qualifications

This opinion is subject to the following qualifications:

(a)                                  the nature and enforcement of obligations may be affected by lapse of time, failure to take action or laws (including, without limitation, laws relating to bankruptcy, insolvency, liquidation, receivership, administration, reorganisation, reconstruction, fraudulent transfer or moratoria), certain equitable remedies, by general law doctrines or statutory relief in relation to matters such as misrepresentation, mistake, duress, unconscionable conduct, unfair contracts legislation, waiver, penalties, courts retaining their ability to adjudicate, public policy or illegality or similar laws and defences generally affecting creditors’ rights;

(b)                                  without limiting any other qualification in this opinion, a right arising under a contract, agreement or arrangement (including without limitation any Note) cannot be enforced contrary to the provisions of the Treasury Laws Amendment (2017 Enterprise Incentives No. 2) Act 2017 of Australia staying the enforcement of “ipso facto” rights;

(c)                                   an obligation and the rights of a creditor with respect to it may be affected by laws relating to insolvency (including, without limitation, administration) and by a specific court order obtained under laws and defences generally affecting creditors’ rights (including, in the case of the Bank, sections 13A and 16 of the Banking Act and section 86 of the Reserve Bank Act 1959 of Australia as described in the Prospectus);

(d)                                  the rights of a party to enforce its rights against the Bank may be limited or affected by:

(i)                                    breaches by that party of its obligations under the Senior Indenture or the Notes, or misrepresentations made by it in, or in connection with, the Senior Indenture or the Notes;

(ii)                                 conduct of that party which is unlawful;

(iii)                              conduct of that party which gives rise to an estoppel or claim by the Bank; or

(iv)                             the Australian Code of Banking Practice if adopted by that party;

(e)                                   the availability of certain equitable remedies (including, without limitation, injunctions and specific performance) is at the discretion of a court in the Relevant Jurisdictions;

(f)                                    an obligation to pay an amount may be unenforceable if the amount is held to constitute a penalty;

(g)                                   a provision that a statement, opinion, determination or other matter is final and conclusive will not necessarily prevent judicial enquiry into the merits of a claim by an aggrieved party;

(h)                                  the laws of the Relevant Jurisdictions may require that:

(i)                                      parties act reasonably or in good faith in their dealings with each other, including, without limitation, in exercising rights, powers or discretions or forming opinions;

(ii)                                   discretions are exercised reasonably; and

(iii)                                opinions are based on good faith;

(i)                                      a party entering into the Senior Indenture may, in doing so, be acting, or later be held to have acted, in the capacity of a trustee under an undocumented or partially documented constructive, implied or resulting trust which may have arisen as a consequence of that party’s conduct;

(j)                                     the question whether a provision of the Senior Indenture which is invalid or unenforceable may be severed from other provisions is determined at the discretion of a court in the Relevant Jurisdictions;

(k)                                  an indemnity for legal costs may be unenforceable;

(l)                                      we express no opinion as to:

(i)                                    any provision of a document that requires a person to do or not do something that is not clearly identified in the provision, or to comply with another document;

(ii)                                 provisions precluding oral amendments or waivers;

(iii)                              Australian tax law;

(iv)                             whether the Bank is or will be complying with, or is or will be required to do or not to do anything by, the prudential standards, prudential regulations or any directions made by APRA or under the Banking Act;

(v)                                the accuracy, completeness, correctness or suitability of any formula, equation or mathematical calculation set out in any document. If any formula, equation or mathematical calculation is inaccurate, incomplete or unsuitable for the purpose of determining the amounts or matters for which it has been included, then a court may find that the relevant formula, equation or mathematical calculation is void for uncertainty; or

(vi)                               any:

(A)                                proposal to introduce or change a law, or any pending change in law;

(B)                                proposed law, any pending judgment or any judgment which is not yet final or the implications of any of them, or a law which has been enacted and has not commenced, or if it has commenced, has not started to apply; or

(C)                                pending judgment, or the possibility of an appeal from a judgment, of any court,

or the implications of any of them;

(m)                              laws in Australia restrict or prohibit payments, transactions and dealings with assets having a prescribed connection with certain countries or named individuals or entities subject to international sanctions or associated with terrorism or money laundering;

(n)                                  a court will not give effect to a currency indemnity, a choice of laws to govern a document or a submission to the jurisdiction of certain courts if to do so would be contrary to public policy in the Relevant Jurisdictions.  However, we consider it is unlikely that a court in the Relevant Jurisdictions would reach such a conclusion in relation to New York law;

(o)                                  under laws relating to financial sector entities and related bodies (including the Banking Act and the Financial Sector (Transfer and Restructure) Act 1999 of Australia, neither a contract to which the Bank is a party nor any other party to a contract to which the Bank is a party may deny any obligations under that contract, accelerate any debt under that contract, close out any transaction relating to that contract or enforce security under that contract on grounds including that:

(i)                                   the Bank or a related body is subject to a direction by APRA;

(ii)                                a Banking Act statutory manager (as defined in the Banking Act):

(A)                                is in control or is appointed to take control of the Bank’s business or that of a related body; or

(B)                                takes various actions in respect of any shares in the Bank or a related body; or

(iii)                                APRA issues a certificate to transfer compulsorily all or part of the business of the Bank or a related body or an act is done for the purpose of such a transfer.

(p)                                  a payment made under mistake may be liable to restitution; and

(q)                                  we express no opinion in respect of the Registration Statement or the Prospectus (and for the avoidance of doubt, including the documents incorporated by reference in those documents) and we have not been, nor are we, responsible for verifying the accuracy of the facts, or the reasonableness of any statements of opinion, contained in those documents, or that no material facts have been omitted from them.  Furthermore, we express no opinion as to whether the Registration Statement or the Prospectus contain all the information required in order for the issuance, offer and sale of the Notes not to constitute misleading or deceptive conduct within the meaning of the Corporations Act or any analogous prohibited conduct under any other law.

We consent to the filing of this opinion as an exhibit to the Form 6-K dated 6 November 2017 filed by the Bank with the SEC, to this opinion being incorporated by reference in the Registration Statement and to the reference to our firm under the heading “Validity of Securities” in the Prospectus.  In giving such consent, we do not thereby concede or admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

We also consent to Debevoise & Plimpton LLP relying on this opinion for the purpose of the opinion given by them and filed as an exhibit to that same Form 6-K.

This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters and we have no obligation to update it.

This opinion is given in respect of the laws of the Relevant Jurisdictions which are in force at 9.00 am local time on the date of this letter.

Yours faithfully

/s/ King & Wood Mallesons